Exhibit 3(i).2

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

FIRST AMENDMENT TO CERTIFICATE OF
DESIGNATION, RIGHTS AND PREFERENCES OF
SERIES C CONVERTIBLE PREFERRED STOCK

Section 242

             INTEGRA LIFESCIENCES HOLDINGS CORPORATION ("Integra"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

             FIRST: That the Board of Directors of Integra, at a meeting held on March 6, 2001, adopted the following resolution proposing and declaring advisable certain amendments (the "Series C Amendment") to the Certificate of Designation, Rights and Preferences of Series C Convertible Preferred Stock of Integra as filed with the Office of the Secretary of State of the State of Delaware on March 21, 2000:

             RESOLVED, that this Board of Directors proposes and hereby deems advisable that the Certificate of Designation, Rights and Preferences of Series C Convertible Preferred Stock of Integra LifeSciences Holdings Corporation (the "Series C Certificate"), be amended as follows:

             (1)         Amend paragraph 7(a) thereof by replacing the phrase "Series B Preferred Stock" that appears therein with the phrase "Series C Convertible Preferred Stock";

             (2)         Amend paragraph 7(b) thereof by replacing the phrase "Series B Preferred Stock" that appears therein with the phrase "Series C Convertible Preferred Stock".

             SECOND: That the stockholders of the Corporation, at an annual meeting of stockholders called and held upon notice properly given in accordance with Section 222 of the Delaware General Corporation Law, have adopted and approved the Series C Amendment in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

                          THIRD: That the Series C Amendment has been duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

             IN WITNESS WHEREOF, said Integra LifeSciences Holdings Corporation has caused this Certificate of Amendment of Certificates of Designation, Rights and Preferences of Series C Preferred Stock to be executed by a duly authorized officer of the Corporation this 15th day of May, 2001.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	Stuart M. Essig
Stuart M. Essig, President